Date:	May 6, 2005

Contact:	Thomas Bueno (investor relations)	Julie Gentz (media relations)
Apco
	(918) 573-2164	(918) 573-3053
	tom.bueno@williams.com	julie.gentz@williams.com

Apco Argentina Reports First Quarter 2005 Results

     TULSA, Okla. – Apco Argentina Inc. (NASDAQ: APAGF) today reports net income for the three month period ended March 31, 2005 of $5.2 million, or $.71 per share. This compares with net income of $4.4 million, or $.59 per share, for the comparable period in 2004. The $800 thousand increase in net income is due primarily to higher operating revenues and greater equity income from Argentine investments.

     Operating revenues improved by $1.8 million due to increased oil, gas and LPG sales prices as well as higher volumes for all three products. During the first quarter 2005, oil, gas and plant product prices averaged $34.40 per barrel, $.91 per thousand cubic feet (“mcf”), and $346.09 per metric ton, respectively, compared with $29.23 per barrel, $.58 per mcf, and $293.72 per metric ton, respectively, for the comparable period in 2004.

     First quarter 2005 volumes, including both the company’s consolidated and equity interests, rose due to favorable results from the 2005 Entre Lomas development drilling campaign and volume contributions from the company’s newly acquired Tierra Del Fuego concession interests.

     Equity income from Argentine investments increased by $536 thousand, primarily the result of increased revenues of the company’s investee, Petrolera Entre Lomas, S.A. (“Petrolera”), that also resulted from favorable prices and volume variations. The favorable variation in equity income from Petrolera was partially offset by an equity loss of $393 thousand derived from the company’s recently acquired Tierra del Fuego concession interests that is the result of an equity charge of $569 thousand for three dimensional seismic survey costs being incurred to evaluate the new Tierra del Fuego concessions.

     In addition, when compared with the same quarter 2004, Apco experienced increases in operating expense, provincial production taxes, and selling and administrative expense and a decrease in exploration expense. Operating expense was impacted by higher costs of workovers, a rise in the cost of electricity used in field operations, and greater costs associated with rod pump operations. The increase in provincial production taxes was directly associated with the previously described improvement in operating revenues. Selling and administrative expense was impacted by costs associated with employee salaries and incentive compensation and external audit, legal and petroleum engineering consultant fees.

About Apco (NASDAQ:APAGF)

     Apco is an oil and gas exploration company with interests in six oil and gas concessions and one exploration permit in Argentina. Its principal business is a 52.85 percent participation in a joint venture engaged in the exploration, production and development of oil and gas in the Entre Lomas concession located in the provinces of Rio Negro and Neuquen in southwest Argentina.

     Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.

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Apco Argentina, Inc.
Summary of Earnings

(In Thousands of Dollars Except Per Share Amounts)

Three months ended March 31,	2005	2004
Total Revenues	12,363	9,914
Net income	5,229	4,356
Per share	0.71	0.59